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Exhibit 10.22

BASIC LEASE INFORMATION

LEASE DATE:	August 15, 2001
TENANT:	PayPal, Inc., a Delaware corporation
TENANT'S ADDRESS:	Until the Term Commencement Date:
1840 Embarcadero Road Palo Alto, CA 94303 Phone: (650) 251-1100 Fax: (650)251-1101
After the Term Commencement Date:
303 Bryant Street Mountain View, CA 94039
LANDLORD:	BRYANT STREET ASSOCIATES, LLC, a California limited liability company
LANDLORD'S ADDRESS:	3197 Park Boulevard Palo Alto, CA 94306 Phone: (650) 849-9900 Fax: (650)849-9924 Attention: Dan Cunningham
BUILDING:
A three (3) story building (the "Building") totaling approximately 56,030 square feet and a two (2) level below grade parking lot located on approximately .43 acres of land known as 303 Bryant Street, Mountain View, California 94039 which legal description is contained herein in Exhibit A-1.
PREMISES:
Approximately 50,210 square feet of the Building to be known as 303 Bryant Street, Mt. View, California 94039 as shown herein in Exhibit A-2, comprised of all of the first floor except for the retail space, all of the second and third floors of the Building, and all of the two (2) level below grade parking lot.
PERMITTED USE:	General Office, Research and Development, and other related legal uses.
PARKING STALLS:	All below grade parking consisting of approximately Ninety-One (91) parking stalls under the Building.
TERM COMMENCEMENT DATE:	January 1, 2002
LENGTH OF TERM:	One Hundred Twenty-six (126) months

RENT:
Base Rent
Months of Term	Rent Per Rentable Square Foot
Months 1-6	$1.75 psf per month
Months 7-12	$3.50 psf per month
Months 13-24	$3.90 psf per month
Months 25-36	$4.06 psf per month
Months 37-48	$4.22 psf per month
Months 49-60	$4.39 psf per month
Months 61-72	$4.56 psf per month
Months 73-84	$4.74 psf per month
Months 85-96	$4.93 psf per month
Months 97-108	$5.13 psf per month
Months 109-120	$5.34 psf per month
Months 121-126	$5.55 psf per month
Estimated First Year Basic Operating Cost	$.60 psf per month, rentable.
SECURITY DEPOSIT:	Letter of Credit equal to One Million Two Hundred Eighty Thousand Three Hundred Fifty-Five and no/100th Dollars ($1,280,355.00).
TENANT'S PROPORTIONATE SHARE:	Subject to change, but based on the total rentable square feet of the Premises divided by the total useable square feet of the Building, estimated as follows:
Of Premises	100%
Of Building:	89.6%
BROKER:	Cornish & Carey Commercial 245 Lytton Avenue, Suite #150 Palo Alto, CA 94301

    The foregoing Basic Lease information is incorporated into and made a part of this Lease. Defined terms in the Lease shall have the meanings ascribed to them in the Basic Lease Information unless otherwise stated. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the latter shall control. The term "days" as used in this Lease means "calendar days" unless the specific term "business days" is used.

TABLE OF CONTENTS

BASIC LEASE INFORMATION	1
TABLE OF CONTENTS	3
PREMISES	5
TERM	5
POSSESSION	6
USE	6
RULES AND REGULATIONS	8
RENT	8
BASIC OPERATING COST	9
INSURANCE AND INDEMNIFICATION	13
WAIVER OF SUBROGATION	15
LANDLORD'S REPAIRS AND SERVICES	15
TENANT'S REPAIRS	16
ALTERATIONS	16
SIGNS	17
INSPECTION/POSTING NOTICES	17
UTILITIES	18
SUBORDINATION	18
FINANCIAL STATEMENTS	19
ESTOPPEL CERTIFICATE	19
SECURITY DEPOSIT	20
TENANT'S REMEDIES	20
ASSIGNMENT AND SUBLETTING	20
AUTHORITY OF PARTIES	22
CONDEMNATION	22
CASUALTY DAMAGE	23
HOLDING OVER	24
DEFAULT	25
LIENS	27
TRANSFERS BY LANDLORD	27
RIGHT OF LANDLORD TO PERFORM TENANT'S COVENANTS	27
WAIVER	28
NOTICES	28
ATTORNEYS' FEES	29
SUCCESSORS AND ASSIGNS	29
FORCE MAJEURE	29
BROKERAGE COMMISSION	29
MISCELLANEOUS	30
ADDITIONAL PROVISIONS	31

Exhibits:

Exhibit A-1	Legal Description
Exhibit A-2	Premises
Exhibit B-1	Building Construction
Exhibit B-2	Building Standards
Exhibit B-3	Moveable Equipment and Trade Fixtures
Exhibit B-4	Performance Schedule

Exhibit C	Landlord's Scope of Work
Exhibit D	Tenant Estoppel Certificate
Exhibit E	Rules and Regulations for Tenant's Contractor
Exhibit F	Disclosed Hazardous Materials List
Exhibit G	Estimated First Year Basic Operating Cost

LEASE

    THIS LEASE is made as of this 15th day of August, 2001 (the "Effective Date"), by and between BRYANT STREET ASSOCIATES, LLC, a California limited liability company, (hereinafter called "Landlord") and PayPal, INC., a Delaware corporation (hereinafter called "Tenant").

PREMISES

  1.
  Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises, for the Term, at the rental, and upon all of the terms and conditions set forth in this Lease. The Premises is part of the rentable area of 303 Bryant Street (sometimes referred to herein as the "Building") and is depicted on Exhibit A-2. The Premises comprises approximately 89.6% percent of the Building. The Building shell, the parking garage, and landscaping shall be constructed by Landlord in the manner depicted on Exhibit C hereto ("Initial Building Specifications"). The Initial Building Specifications include, the Building shell, roof, all exterior windows and doors, and Building Core (the "Warm Shell") as defined in Exhibit B-1. Landlord agrees to furnish Tenant with an Interior Improvement allowance of Twenty-Five dollars and no/100 ($ 25.00) per square foot of rentable area within the Premises as part of the Building Improvements (e.g., $         1,255,250.00 if the rentable area within the Premises is 50,210 square feet). This allowance shall be considered Landlord's total monetary contribution with respect to the Interior Improvements, which allowance shall be used for the payment of the direct cost of constructing the Interior Improvements as generally described in Exhibit B-1 hereto (the Interior Improvements"). Landlord shall, at Tenant's sole cost and expense, (providing Landlord meets conditions set forth below in this paragraph) contract with Vance Brown, Inc. to construct the Interior Improvements (as defined in Exhibit B-1 hereto) for the Premises in the manner described in Exhibit B-2 hereto (the "Interior Improvements"). Tenant retains the right to have an independent contractor provide a detailed competitive bid (of equal scope) for the cost of constructing the interior improvements. If the bid of the independent contractor is 10% below the bid of Vance Brown, Inc. for construction of interior improvements the tenant will have the option of using the independent contractor, providing Vance Brown, Inc. will not agree to construct interior improvements for the lower price. Tenant shall be responsible for funding any and all improvements relating to the Interior Improvements in excess of those costs that are paid for with Landlord's allowance as set forth above. If the total Interior Improvement costs exceed the Landlord's allowance, Tenant shall pay a proportionate share of each progress payment due to the contractor constructing the Interior Improvements, which bears the same relationship to the total amount of the progress payment in question as the amount the Tenant is obligated to pay for the cost of constructing the Interior Improvements. For purposes of illustration only, if the total cost of constructing the interior improvements is $1,300,000.00 then the Tenant's share thereof would be $44,750.00 (the excess over the Landlord's total allowance of $1,255,250.00) or 3.44% of the total cost. If the first progress payment due the contractor is $100,000 then the Tenant's share of such progress payment would be $3,400 (or 3.4% of such payment).

TERM

  2.
  The Term of this Lease ("Term") shall commence on January 1, 2002 ("Term Commencement Date") and shall continue in full force and effect for the number of months specified as the Length of Term in the Basic Lease Information or until this Lease is terminated or as otherwise provided herein. In the event the Landlord does not deliver the building, complete with shell and interior improvements in the condition set forth above (so long as Landlord's Contractor constructs tenant improvements on behalf of Tenant and Tenant shall have complied with obligations provided herein including Exhibit B-4 Performance Schedule), the

    Term Commencement Date shall be extended until such time as the building is delivered in the condition set forth above. If the Term Commencement Date is a date other than the first day of the calendar month, the Term shall be the number of months of the Length of Term in addition to the remainder of the calendar month following the Term Commencement Date. Within ten (10) days after requested by Landlord or Tenant, Landlord and Tenant shall execute an amendment to this Lease stating and confirming the Term Commencement Date and Tenant's acceptance of the Premises.

POSSESSION

  3.
  Landlord shall deliver, and Tenant shall accept delivery of and take immediate possession of the Premises, on the earlier of (i) the Early Possession Date (hereinafter defined), or (ii) the Term Commencement Date (the "Delivery Date"). Landlord and Tenant shall diligently pursue Substantial Completion and delivery of the Premises to Tenant, by diligently pursuing compliance with the Performance Schedule set forth on Exhibit B-4 attached hereto. Landlord shall have no liability to Tenant if the Term Commencement Date is delayed as the result of Force Majeure or if caused by a Tenant Delay. Landlord shall permit Tenant, or Tenant's agents to enter the Premises prior to the Term Commencement Date ("Early Possession"), for the purpose of installing Tenant's equipment and fixtures and occupying the Premises. The term "Fixture" or "Trade Fixture" shall be defined as anything attached in any manner to Landlord's property. All portable, unattached items are Tenant's property. Tenant and Landlord agree that Tenant does not own any Trade Fixtures to be located on or in the Premises except those items listed in Exhibit B-3 or otherwise agreed to in a separate writing between Landlord and Tenant. Landlord owns all remaining Trade Fixtures. If Tenant takes Early Possession, from and after the date on which Tenant or its agent first enters the Premises therefor, all of the terms and conditions of this Lease (including, but not limited to, insurance and indemnity provisions) shall be applicable to Tenant's occupancy, save and except for the requirement to pay Base Rent.

USE

  4.
  A. General. Tenant shall use the Premises for the Permitted Use and for no other use or purpose. Tenant shall control Tenant's employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, "Tenant's Parties"). Tenant and Tenant's Parties shall have exclusive use of the two level underground parking garage. Tenant and Tenant's Parties shall have the nonexclusive right to use, in common with other parties occupying the Building, the driveways adjacent to the Building and other common areas subject to such rules and regulations not in conflict with this Lease as Landlord may from time to time prescribe.

    B. Limitations. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, nor take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants of the Building or interfere with their use of their respective premises. Storage outside the Premises of materials, vehicles or any other items is prohibited, with the exception of outside storage in areas designated and approved in advance and in writing by Landlord. Tenant may be required to provide screening for such outside storage, at the discretion of Landlord. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings that endanger the structure, or place any harmful liquids in the drainage system of the

    Building. No waste, materials, or refuse shall be dumped upon or permitted to remain outside the Building except in trash containers placed inside exterior enclosures designated for that purpose by Landlord. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building with any of the above-referenced rules or any other terms or provisions of such tenant's or occupant's lease or other contract. Landlord agrees not to materially discriminate in the enforcement of any of the above-referenced rules against Tenant only and not against other tenants or occupants of the Building.

    C. Compliance with Regulations. By entering the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry, subject to all existing or future applicable municipal, state and federal and other governmental statutes, regulations, laws and ordinances, including zoning ordinances and regulations governing and relating to the use, occupancy and possession of the Premises and the use, storage, generation and disposal of Hazardous Materials (hereinafter defined) in, on and under the Premises (collectively "Regulations"). Tenant shall, at Tenant's sole expense, strictly comply with all Regulations now in force or which may hereafter be in force relating to the Premises and the use of the Premises and/or the use, storage, generation of Hazardous Materials in, on and under the Premises. Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant's use of the Premises. Tenant shall promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done in, on, or about the Premises or bring or keep anything which will in any way increase the rate of any insurance paid for by Landlord upon the Premises or the Building, or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner without the written consent of Landlord, which consent shall not be unreasonably withheld, if reasonably related to the conduct of Tenant's business within the Premises. In the event of such written consent by Landlord, Tenant shall pay for any increase in the rate of any insurance paid for by Landlord as set forth above. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys' fees or liability arising out of the failure of Tenant to comply with any Regulation or comply with the requirements as set forth herein.

    D. Hazardous Materials. Tenant shall not cause, or allow any of Tenant's Parties to cause, any Hazardous Materials to be generated, stored, used, treated, removed, transported, handled and disposed of on or about the Premises or the Building without Landlord's prior written approval, provided that, Tenant shall be permitted to use the Disclosed Hazardous Materials in the ordinary course of its business subject to the conditions and requirements of this Lease, Landlord's conditional authorization of the Disclosed Hazardous Materials shall be strictly limited to the types and quantities described in Exhibit F, and shall not be construed as an authorization for Tenant to generate, store, use, treat, remove, transport, handle or dispose of any additional quantities of Disclosed Hazardous Materials or any other Hazardous Materials in, on, about or under the Premises or Building. Tenant acknowledges that any change in the types or quantities or Disclosed Hazardous Materials described in Exhibit F, or any change in the means and methods of generating, storing, treating, removing, transporting, handling or disposing of such Disclosed Hazardous Materials, shall require the prior written approval of Landlord in each instance. Tenant represents and warrants to Landlord that (a) prior to its use of Hazardous Materials on the Premises, it will have received or obtained issuance of, and will maintain in effect, all permits, approvals, licenses, or other authorizations necessary for Tenant's activities with respect to the Disclosed Hazardous Materials, and (b) Tenant has not been cited, fined, or otherwise found to be in violation of any governmental requirement or fire, safety and insurance requirements or regulations applicable to any Disclosed Hazardous Materials or any other Hazardous Materials in any other leased premises.. At least once during each twelve (12) month of the Lease Term, Tenant shall provide Landlord with an inventory list describing the minimum and maximum quantities of each of the Disclosed Hazardous Materials generated, stored, used, treated, removed, transported, handled and disposed of on or about the Premises or the Building the succeeding twelve (12) months, and a copy of its Hazardous Materials Management Plan ("HMMP") in the form submitted by Tenant to the fire department. Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of: (a) any threatened or actual release, spill or discharge of any Disclosed Hazardous Materials in, on, about or under the Premises or the Building, or (b) any threatened or actual lien, action, or proceeding or notice that any Disclosed Hazardous Materials or any other Hazardous Materials is not being generated, stored, used, treated, removed, transported, placed, manufactured, handled, or disposed of in strict compliance with any and all governmental requirements and regulations or applicable fire, safety or insurance requirements and regulations. If Tenant or any of Tenant's Parties is partially or wholly responsible or potentially responsible for such condition, situation, lien, action or notice, Tenant's notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice. As used in this Lease, "Hazardous Materials" shall include, but not be limited to, hazardous, toxic and radioactive materials and those substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or other similar designations in any federal, state, or local law, regulation, or ordinance. Landlord shall have the right at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions. The costs of all such inspections, tests and investigations shall be borne by Tenant provided that so long as Tenant is not in Default hereunder Tenant shall not be responsible for the cost of more than one (1) inspection per calendar year and Tenant's liability for the cost of each such inspection shall not exceed $1,500 per inspection. Tenant shall Indemnify, defend (by counsel selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld), protect and hold Landlord harmless from and against all liabilities, losses, actually incurred costs and expenses, demands, causes of action, claims or judgments directly or indirectly arising out of the use, generation, storage or disposal of Hazardous Materials by Tenant or any of Tenant's Parties, which indemnity shall include, without limitation, reasonable attorneys' and consultants' fees, the cost of any required or necessary repair, cleanup or detoxification, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the use, generation, storage or disposal of Hazardous Materials nor the strict compliance by Tenant with all laws pertaining to Hazardous Materials shall excuse Tenant from Tenant's obligation of indemnification pursuant to this Paragraph 4.D. Tenant's obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

RULES AND REGULATIONS

  5.
  Tenant shall faithfully observe and comply with any rules and regulations not in conflict with this Lease Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises or the Building. Tenant shall cause Tenant's Parties to comply with all such rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building with any of the rules and regulations.

RENT

  6.
  A. Base Rent. Base rent for the Premises shall be calculated on the basis of the rentable square feet of the Premises (approximately 50,210 square feet) at the rate specified in the Basic Lease Information. Rentable square feet shall include a load factor for common areas of the Building (approximately 1,350 square feet), including but not limited to the Trash Room, Main Electrical Room and common access walkway, as determined by Landlord's architect. Tenant's obligation to pay Base Rent for the Premises shall commence on the Term Commencement Date. Upon completion of Landlord's Work, Landlord's architect shall certify to Landlord the rentable square feet of the Premises, measured from the outside of exterior walls of the building, but including areas below the "dripline" in the exterior entrances, to the midpoint of any interior demising walls plus Tenant's proportionate share of Building Common areas which include utility rooms (trash and electrical rooms), common access walkway etc. Landlord's architect's certification of rentable square feet for the Premises shall be binding upon both Landlord and Tenant for all purposes under this Lease. Landlord and Tenant currently estimate that the rentable square feet of the Premises and the Base Rent for the Premises will be as stated in the Basic Lease Information. Upon receipt of the architect's certification of rentable square feet, the actual Base Rent shall be determined and, if requested by Landlord or Tenant, Landlord and Tenant shall enter into an amendment of this Lease which states the actual Base Rent as so determined. Upon determination of the actual Base Rent for the Premises, Landlord and Tenant shall adjust, if necessary, the Base Rent deposited by Tenant for the first full month of the Term as provided in Paragraph 6.B. below, and Tenant's share of Operating Costs, as defined in Paragraph 7A. theretofore paid.

    B. Payments. Tenant shall pay to Landlord, without demand throughout the Term, Base Rent as specified in the Basic Lease Information and finally determined as provided in Paragraph 6.A., payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing. Base Rent and Estimated Basic Operating Costs as defined in Paragraph 7.A. for the first full month of the Term (based upon the estimated rentable area as hereinabove provided) shall be paid by Tenant upon Tenant's execution of this Lease. If the obligation for payment of Base Rent commences on other than the first day of a month, then Base Rent (calculated at the rate applicable to the second full month of the Term) for the partial month shall be prorated on the basis of the actual number of days in the month.

    C. Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, the interest and late charges described in Paragraph 26.D., any monies spent by Landlord pursuant to Paragraph 29., and Tenant's Proportionate Share of Basic Operating Costs, as specified in Paragraph 7 of this Lease, shall be considered additional rent ("Additional Rent"). "Rent" shall mean Base Rent and Additional Rent.

BASIC OPERATING COST

  7.
  A. Basic Operating Cost. In addition to the Base Rent required to be paid hereunder, Tenant shall pay as Additional Rent, Basic Operating Costs in the manner set forth below and shown on Exhibit G. The Operating Costs shall be calculated on the basis of Landlord's architect's certification of the rentable square feet of the Premises and useable square feet of the Building. The certification by Landlord's architect of the rentable square feet of the Premises and the useable square feet of the Building shall be conclusive and binding upon both Landlord and Tenant for all purposes of this Lease. Tenant's obligation to pay Basic Operating Costs with respect to the Premises and the Building shall commence on the Early Possession Date. Landlord shall account for each item of Basic Operating Costs attributable to the Premises and the Building as determined by Landlord in Landlord's sole discretion, and unless provided to the contrary in this Lease, Tenant shall pay the Basic Operating Costs, as set forth in the Basic Lease Information. "Basic Operating Costs" shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the management, maintenance, preservation and operation of the Premises and the Building (determined in accordance with generally accepted accounting principles, consistently applied) including but not limited to the following:

      (1) Taxes. All real property taxes, including those resulting from any increase in the value of the Building and/or the real property upon which the Building is located, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space charges, assessments, levies, fees or charges general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees "in-lieu" of any such tax or assessment) which are assessed, levied, charged, confirmed, or imposed by any public authority upon the real property upon which the Building is located, the Building, its operations or the Rent (or any portion or component thereof) (all of the foregoing being hereinafter collectively referred to as "real property taxes"), or any tax imposed in substitution, partially or totally, of any tax previously included within the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes, except (a) inheritance or estate taxes imposed upon or assessed against the Premises, or any part thereof or interest therein, (b) taxes computed upon the basis of net income of Landlord or the owner of any interest therein, except as otherwise provided in the following sentence. Basic Operating Costs shall also include any taxes, assessments, or any other fees imposed by any public authority upon or measured by the monthly rental or other charges payable hereunder, including, without limitation, any gross income tax or excise tax levied by the local governmental authority in which the Building is located, the federal government, or any other governmental body with respect to receipt of such rental, or upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. In the event that it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the Base Rent payable to Landlord under this Lease shall be revised to net to Landlord the same net rental after imposition of any such taxes on Landlord as would have been payable to Landlord prior to the payment of any such taxes. If Landlord at any time during the Term of this Lease or within two (2) years after termination of this Lease shall receive a refund of real property taxes applicable to a period within the Term of this Lease for which Tenant has paid real property taxes hereunder, Landlord shall refund to Tenant Tenant's proportionate share of said refund if Tenant is not then in Default or was not in Default at the termination of the Lease, as the case may be. If Tenant timely pays real property taxes to Landlord, Landlord alone shall be responsible for any fines, penalties, interest and other charges that result from any late payment of taxes by Landlord.

      (2) Insurance. All insurance premiums and costs, including but not limited to, any deductible amounts, premiums and costs of insurance incurred by Landlord, as more fully set forth in Paragraph 8.A. herein.

      (3) Repairs and Improvements. The cost of all repairs, replacements and general maintenance for the Premises and the Building (except for those repairs expressly made the financial responsibility of Landlord pursuant to the terms of this Lease, repairs to the extent paid for by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant) Tenant shall not be responsible for the cost of repairs to tenant-occupied spaces which are part of the Building other than the Premises. Such repairs, replacements, and general maintenance shall include the cost of any capital improvements made to or capital assets acquired for the Building or the Premises after the Term Commencement Date that are intended by Landlord to reduce any other Basic Operating Cost, are reasonably necessary for the health and safety of the occupants of the Building, or are made to the Building by Landlord after the date of this Lease and are required under any governmental law or regulation, such costs or allocable portions thereof to be amortized over the useful life of the improvement, as determined by the Landlord, together with interest on the unamortized balance at the "prime rate" charged at the time such improvements or capital assets are constructed or acquired by Wells Fargo Bank, N.A. (San Francisco) plus two (2) percentage points, but in no event more than the maximum rate permitted by law.

      (4) Services. To the extent such expenses are not the obligation of Tenant under other provisions of this Lease, all expenses relating to maintenance, janitorial and service agreements and services, and costs of supplies and equipment used in operating and maintaining the Premises and the Building and the equipment therein and the adjacent sidewalks, driveways, parking and service areas, including, without limitation, alarm service, window cleaning, elevator maintenance, the Building exterior maintenance and landscaping.

      (5) Utilities. To the extent such expenses are not the obligation of Tenant under other provisions of this Lease, the cost of all utilities which benefit all or a portion of the Premises or the Building,

      (6) Management Fee. A management and accounting cost recovery fee equal to three (3%) percent of the sum of Base Rent.

      (7) Legal and Accounting. Legal and accounting expenses relating to the Building other than legal expenses related to negotiating leases with tenants and/or prospective tenants in the Building, and any costs or expenses otherwise reimbursable to Landlord, including, without limitation, any costs or expenses reimbursed by policies of insurance carried by Landlord or required to be carried by Landlord under this Lease, and any cost or expenses reimbursable by any tenant within the Building pursuant to Such tenant's lease in the Building, Accounting expenses shall be limited to preparation of annual reconciliation of estimated and actual Operating Costs.

      In the event that the Building is not fully occupied during any fiscal year of the Term as determined by Landlord, an adjustment shall be made in computing the Basic Operating Costs for such year so that Tenant pays an equitable portion of all variable items of Basic Operating Costs, as reasonably determined by Landlord; provided, however, that in no event shall Landlord be entitled to collect in excess of one hundred (100%) percent of the total Basic Operating Costs from all of the tenants in the Building including Tenant.

      Basic Operating Costs shall not include specific costs incurred for the account of, separately billed to and paid by specific tenants. Notwithstanding anything herein to the contrary, in any instance wherein Landlord, in Landlord's sole discretion, deems Tenant to be responsible for any amounts greater than Tenant's Proportionate Share, Landlord shall have the right to allocate costs in any manner Landlord reasonably deems appropriate.

    B. Payment of Estimated Basic Operating Cost. "Estimated Basic Operating Costs" for any particular year shall mean Landlord's estimate of the Basic Operating Cost for such fiscal year made prior to commencement of such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in accordance with generally accepted accounting principles applied in a consistent manner. Within thirty (30) days of the Effective Date of this Lease, and during the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Basic Operating Costs for the ensuing fiscal year. During the Early Possession period, Tenant shall pay Tenant's Proportionate Share of the Estimated Basic Operating Cost for the fiscal year to which the Estimated Basic Operating Cost applies in monthly installments on the first day of each calendar month prior to the Lease Commencement Date, in advance. Following the Lease Commencement Date, Tenant shall pay Tenant's Proportionate Share of the Estimated Basic Operating Cost with the Base Rent for the fiscal year to which the Estimated Basic Operating Cost applies in monthly installments on the first day of each calendar month during such year, in advance. If at any time during the course of the fiscal year, Landlord determines that Basic Operating Cost is projected to vary from the then Estimated Basic Operating Cost by more than Ten percent (10%), Landlord may, by written notice to Tenant, revise the Estimated Basic Operating Cost for the balance of such fiscal year, and Tenant's monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant's Proportionate Share of the revised Estimated Basic Operating Cost for such year. Upon execution of this Lease, Tenant shall pay to Landlord the Estimated Basic Operating Cost for the Premises (calculated on the estimated rentable square feet) for the first full month of the Term. Upon final determination of the rentable square feet of the Premises and useable square feet of the Building, Landlord and Tenant shall adjust such estimated payment.

    C. Computation of Basic Operating Cost Adjustment. "Basic Operating Cost Adjustment" shall mean the difference between Estimated Basic Operating Cost and Basic Operation Cost for any fiscal year determined as hereinafter provided. Within One Hundred Twenty (120) days after the end of each fiscal year, as determined by Landlord, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of Basic Operating Cost for the fiscal year just ended, accompanied by a computation of Basic Operating Cost Adjustment. If such statement shows that Tenant's payment based upon Estimated Basic Operating Cost is less than Tenant's Proportionate Share of Basic Operating Cost, then Tenant shall pay to Landlord the difference within twenty (20) days after receipt of such statement. If such statement shows that Tenant's payments of Estimated Basic Operating Cost exceed Tenant's Proportionate Share of Basic Operating Cost, then (provided that Tenant is not in Default under this Lease) Landlord shall credit the difference against the Estimated Basic Operating Cost payment next due. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Basic Operating Cost Adjustment shall be paid by the appropriate party within twenty (20) days after the date of delivery of the statement and this obligation shall survive termination of the Lease. Should this Lease commence or terminate at any time other than the first day of the fiscal year, Tenant's Proportionate Share of the Basic Operating Cost adjustment shall be prorated by reference to the exact number of calendar days during such fiscal year that this Lease is in effect.

    D. Net Lease. This shall be a net Lease and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Basic Operating Cost and the Basic Operating Cost Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Paragraph 7.A. incurred in connection with the management, maintenance, preservation and operation of the Building and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary to the Building.

    E. Tenant Audit. In the event that Tenant shall dispute the amount set forth in any statement provided by Landlord under Paragraph 7.B or 7.C above, Tenant shall have the right, not later than sixty (60) days following the receipt of such statement and upon the condition that Tenant shall have paid Landlord the full amount that has been invoiced, to cause Landlord's books and records with respect to Basic Operating Cost for such fiscal year to be audited by certified public accountants selected by Tenant and subject to Landlord's reasonable right of approval. The Basic Operating Cost Adjustment shall be appropriately adjusted on the basis of such audit and the appropriate party shall pay to the other all amounts found by such audit to be owing within thirty (30) days. If such audit discloses a liability for a refund in excess of five percent (5%) of Tenant's Proportionate Share of the Basic Operating Cost Adjustment previously reported, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be paid by Tenant. If Tenant shall not request an audit in accordance with the provisions of this Paragraph 7.E within sixty (60) days after receipt of Landlord's statement provided pursuant to Paragraph 7.B or 7.C, such statement shall be final and binding for all purposes hereof.

INSURANCE AND INDEMNIFICATION

  8.
  A. Landlord's Insurance. Landlord agrees to maintain insurance insuring the Building against fire, lightning, flooding, earthquake, vandalism and malicious mischief (including, if Landlord elects, "All Risk" coverage), in an amount of not less than one hundred percent (100%) of the current replacement cost thereof, except where commercially unreasonable, with deductibles and the form and endorsements of such coverage as selected by Landlord. Such insurance may also include, at Landlord's option, insurance against loss of Base Rent and Additional Rent, in an amount equal to the amount of Base Rent and Additional Rent payable by Tenant for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall be for the sole benefit of Landlord and under Landlord's sole control. Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine and flood insurance.

    B. Tenant's Insurance.

      (1) Property Insurance. Tenant shall procure at Tenant's sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term, insurance on all personal property, Fixtures and all improvements made by or for Tenant to the Premises, insuring such property for the full replacement value of such property, exclusive of reasonable deductibles.

      (2) Liability Insurance. Tenant shall procure at Tenant's sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term either Comprehensive General Liability insurance or Commercial General Liability insurance applying to the use and occupancy of the Premises and the Building, and any part of either, and any areas adjacent thereto, and the business operated by Tenant, or by any other occupant on the Premises, Such insurance shall include Broad Form Contractual Liability insurance coverage insuring all of Tenant's indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least Two Million and no/100th Dollars ($2,000,000.00), and a general aggregate limit of Five Million and no/100th Dollars ($5,000,000.00). All such policies shall be written to apply to all bodily injury, property damage or loss, personal injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord and Landlord's members, agents and employees, and any party of which Tenant has been notified holding an interest to which this Lease may be subordinated as an additional insured, and shall provide that such coverage shall be primary as it pertains to the Premises and that any insurance maintained by Landlord pertaining to the Premises shall be excess insurance only. Such coverage shall also contain endorsements: (i) deleting any employee exclusion on personal injury coverage; (ii) including employees as additional insureds; (iii) deleting any liquor liability exclusion; and (iv) providing for coverage of employer's automobile non-ownership liability. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds; and shall afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Said coverage shall be written on an "occurrence" basis, if available. If an "occurrence" basis form is not available, Tenant must purchase "tail" coverage for the most number of years available, and tenant must also purchase "tail" coverage if the retroactive date of an "occurrence" basis form is changed so as to leave a gap in coverage for occurrences that might have occurred in prior years. If a "claims made" policy is ever used, the policy must be endorsed so that Landlord is given the right to purchase "tail" coverage should Tenant for any reason not do so or if the policy is to be canceled for nonpayment of premium.

      (3) General Insurance Requirements. All coverages described in this Paragraph 8.B shall be endorsed to provide Landlord with thirty (30) days' notice of cancellation or change in terms. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Paragraph 8.B is, in Landlord's reasonable judgment, materially less than the amount or type of insurance coverage typically carried by owners or tenants of properties located in the general area in which the Premises are located which are similar to and operated for similar purposes as the Premises, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Paragraph 8.B. All insurance policies required to be carried under this Lease shall be written by companies rated A or better in "Best's Insurance Guide" and authorized to do business in California. Any deductible amounts under any insurance policies required hereunder shall be subject to Landlord's prior written approval. In any event deductible amounts shall not exceed Five Thousand and no/100th Dollars ($5,000.00). Tenant shall deliver to Landlord on or before the earlier of (i) the Early Possession Date or (ii) the Term Commencement Date, and thereafter at least thirty (30) days before the expiration dates of the expiring policies, certified copies of Tenant's insurance policies, or a certificate evidencing the same issued by the insurer thereunder, showing that all premiums have been paid for the full policy period; and, in the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at Landlord's option and in addition to Landlord's other remedies in the event of a Default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

      (c) Indemnification. Landlord shall not be liable to Tenant for any loss or damage to person or property caused by theft, fire, acts of God, acts of a public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority or for any damage or inconvenience which may arise through repair or alteration of any part of the Building or failure to make any such repair, except as expressly otherwise provided in Paragraph 10. Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord, protect and hold Landlord and Landlord's members harmless from and against any and all liabilities, losses, costs, damages, injuries or expenses, including reasonable attorneys' fees and court costs, arising out of or related to: (1) claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises, or from activities of Tenant or Tenant's Parties (2) claims for work or labor performed, or for materials or supplies furnished to or at the request of Tenant in connection with performance of any work done for the account of Tenant within the Premises; and (3) claims arising from any breach or Default on the part of Tenant in the performance of any covenant contained in this Lease. The foregoing indemnity shall not be applicable to claims arising from the gross negligence or willful misconduct of Landlord and Landlord shall indemnify Tenant for any loss incurred by Tenant as a direct consequence of any such gross negligence or willful misconduct of Landlord. The provisions of this Paragraph shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

WAIVER OF SUBROGATION

  9.
  To the extent permitted by law and without affecting the coverage provided by insurance to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for: (a) damages for injury to or death of persons; (b) damages to property; (c) damages to the Premises or any part thereof, and (d) claims arising by reason of the foregoing due to hazards covered by insurance to the extent of proceeds recovered therefrom. This provision is intended to waive fully, and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this Paragraph.

LANDLORD'S REPAIRS

  10.
  Landlord shall at Landlord's expense maintain the structural soundness of the structural beams of the roof, the foundations and exterior walls of the Building in good repair, reasonable wear and tear excepted; provided that, Landlord shall not be responsible for the cost of any repairs resulting from damage, destruction or deterioration which is caused by Tenant or Tenant's Parties. The term "exterior walls" as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Landlord shall perform on behalf of Tenant and other tenants of the Building, as an item of Basic Operating Cost, the exterior maintenance of the Building, and public and common areas of the Building, including the elevators, and the real property upon which the Building is located, including but not limited to the roof, pest extermination, the landscaped areas, parking areas, driveways, the truck staging areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, servicing the Building, exterior lighting, and anything which affects the operation and exterior appearance of the Building, which determination shall be at Landlord's sole discretion. Except for the expenses directly involving the items specifically described in the first sentence of this Paragraph 10, Tenant shall reimburse Landlord for all such costs in accordance with Paragraph 7. Any damage caused by or repairs necessitated by any act of Tenant or Tenant's

    Parties may be repaired by Landlord at Landlord's option and at Tenant's expense. Tenant shall immediately give Landlord written notice of any defect or need of repairs after which Landlord shall have a reasonable opportunity to repair same. Landlord's liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance. Except in case of emergency, Landlord shall provide Tenant with reasonable notice before entering the Premises to conduct repairs.

TENANT'S REPAIRS

  11.
  Tenant shall at Tenant's expense throughout the Term of this Lease maintain all parts of the Premises in a good, clean and secure condition and promptly make all necessary repairs and replacements, including but not limited to all windows, glass, doors, walls and wall finishes, floor covering, heating, ventilating and air conditioning systems, plumbing work and Fixtures, roof (exclusive of structural beams), downspouts, electrical and lighting systems, and fire sprinklers. Tenant shall at Tenant's expense also perform regular removal of trash and debris. Tenant shall, at Tenant's own expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing hot water, heating and air conditioning systems and equipment within or serving the Premises. Landlord must approve the maintenance contractor and the contract. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective and a copy thereof delivered to Landlord within thirty (30) days after the Term Commencement Date. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole expense, immediately repair any damage to any demising wall caused by Tenant or Tenant's Parties. To the extent permitted by applicable contracts or law, Landlord shall make available to Tenant the benefits of any contractor warranties applicable to items for which Tenant has repair, maintenance or replacement responsibility hereunder, provided, however, that Landlord shall not be obligated to incur any cost or liability in so doing.

ALTERATIONS

  12.
  Tenant shall not make, or allow to be made, any Alterations or physical additions in, about or to the Premises without obtaining the prior written consent of Landlord, except as stated below, which consent shall not be unreasonably withheld with respect to proposed alterations and additions which: (a) comply with all applicable laws, ordinances, rules and regulations; (b) are in Landlord's opinion, compatible with the Building and its mechanical, plumbing, electrical, heating/ventilation/air conditioning systems, (c) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or its invitees; (d) are performed promptly and in a workman like manner; (e) the Building remains lien free as a result of the construction; and (f) are constructed using all new materials. The term "Alteration" as used herein is defined as alterations, additions, substitutions, installations, changes and improvements, but excludes minor decorations. So long as Tenant is not in Default under this Lease, Tenant shall have the right to make up to Fifteen Thousand and no 100th Dollars ($15,000.00) worth of Alterations to the Premises per year, which would otherwise be permissible under the Lease and which do not involve demolition or effect the structural parts or exterior of the Building, without obtaining the prior written consent of Landlord. Prior to commencing any construction, Tenant shall nevertheless submit to Landlord copies of its plans and specification, and Tenant's work shall be performed pursuant to the other requirements of this section. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for the proposed Alterations or additions, construction means and methods, all appropriate permits and licenses, any contractor of subcontractor to be employed on the work of Alteration or additions, and the time for performance of such work. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord's consideration of a request for approval hereunder. Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for any such Alterations and additions, including any costs or expenses which Landlord may incur in electing to have outside architects, engineers, and attorneys review of said plans and specifications, All such Alterations, physical additions or improvements shall remain the property of Tenant until termination of this Lease, at which time they shall be and become the property of Landlord if Landlord so elects. Landlord shall promptly notify Tenant at time of approval whether said improvements will need to be removed at Lease Termination. If improvements are to be removed then Tenant, at Tenant's expense, shall remove any or all Alterations, additions, improvements and partitions made by Tenant and restore the Premises by the termination of this Lease, whether by lapse of time, or otherwise, to their condition existing prior to the construction of any such alterations, additions, partitions or leasehold improvements, except for initial Tenant Improvements made pursuant to Exhibit B-2. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises or the Building whatsoever. If Tenant fails to so remove such alterations, additions, improvements and partitions or Tenant's Trade Fixtures or furniture, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant's sole expense. In addition to and wholly apart from Tenant's obligation to pay Tenant's Proportionate Share of Basic Operating Cost, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of the alterations, additions or improvements within the Premises, and on Tenant's interest pursuant to this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

SIGNS

  13.
  Subject to the provisions of this Section and all applicable Regulations, Tenant may, at Tenant's cost, erect signs identifying Tenant within the Building in those locations to be identified by Landlord. All signs, notices, graphics and advertising balloons of every kind or character, visible in or from public view or corridors, the common areas or the exterior of the Premises, shall be subject to Landlord's prior written approval. Tenant shall not place or maintain any banners whatsoever or any window decor in or on any exterior window or window fronting upon any common areas or service area or upon any truck doors or man doors without Landlord's prior written approval. Any installation of signs or graphics on or about the Premises and/or the Building shall be subject to any applicable Regulations, including, CC&Rs, ordinances, and any other reasonable requirements imposed by Landlord. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises or the Building and any other improvements contained therein, and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal.

INSPECTION/POSTING NOTICES

  14.
  After reasonable notice, except in emergencies where no such notice shall be required, Landlord, and Landlord's agents and representatives, shall have the right to enter the

    Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs or alterations to the Premises or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord's interest in the Building or to exhibit the Premises to prospective tenants, purchasers, encumbrances or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant's business operations. Provided that Tenant is not in Default hereunder, Landlord shall not advertise or show the Premises to prospective successor tenants except during the last twelve (12) months of the Lease term. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. At any time within twelve (12) months prior to the end of the Term, Landlord shall have the right to erect on the Premises a suitable sign indicating that the Premises are available for lease. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating. In the event of Tenant's failure to give such notice or participate in such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

UTILITIES

  15.
  Tenant shall pay directly for all water, gas, heat, air conditioning, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities and shall furnish all electric light bulbs, ballasts and tubes. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion, as determined by Landlord, of all charges jointly serving other premises. Landlord shall not be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; or (c) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises, Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program.

SUBORDINATION

  16.
  Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Building is situated, or both; and (b) any mortgage or deed of trust which may now exist or be placed upon such Building, land, ground leases or underlying leases, or Landlord's interest or estate in any of said items which is specified as security. At the request of Tenant, Landlord will endeavor to obtain from the secured party under any mortgage or deed of trust which is senior to this Lease, a nondisturbance agreement upon such lender's customary form therefor. Notwithstanding the foregoing,

    Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Within ten (10) days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant's attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form requested by Landlord or by any ground landlord, mortgagee, or beneficiary under a deed of trust.

FINANCIAL STATEMENTS

  17.
  At the request of Landlord, Tenant shall provide to Landlord Tenant's current financial statement or other information disclosing financial worth of Tenant within ten (10) business days after the date of Landlord's request, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management and disposition of the Building.

ESTOPPEL CERTIFICATE

  18.
  Tenant agrees from time to time, within ten (10) business days after request of Landlord, to deliver to Landlord, or Landlord's designee, an estoppel certificate per Exhibit D, or in an alternate form that the requesting party may require, stating that this Lease is in full force and effect, the date to which Rent has been paid, the unexpired portion of this Lease, and such other matters pertaining to this Lease as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Project or any interest therein, The parties agree that Tenant's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of the Lease, and shall be an Event of Default if Tenant fails to fully comply. Tenant acknowledges that failure to provide the Estoppel Certificate to Landlord or Landlord's designee within the time provided above may cause Landlord to incur substantial damages. Tenant hereby agrees to indemnify Landlord for any liabilities, losses, costs, damages (including, without limitation, compensatory, incidental and consequential damages), injuries or expenses arising from the failure of Tenant to deliver the Estoppel certificate in the manner provided in this Paragraph within twenty (20) business days after requested by Landlord. In addition to any other remedies Landlord may have at law and equity, Landlord shall be entitled to specific performance of this Paragraph. The provisions of this Paragraph shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

SECURITY DEPOSIT

  19.
  Upon execution of this Lease, as collateral for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease, Tenant shall deliver to Landlord an unconditional irrevocable negotiable Letter of Credit in the amount of One Million Two Hundred Eighty Thousand Three Hundred Fifty-five and no/100th Dollars ($1,280,355.00) meeting the requirements of this paragraph (the "Letter of Credit"). The Letter of Credit shall (a) designate Landlord or its assignees as beneficiary, (b) be issued by a financial institution approved by Landlord, and (c) be in form satisfactory to Landlord. The Letter of Credit may be for an initial term of fifteen (15) months so long as it provides that Landlord may immediately draw the full amount of the Letter of Credit if the issuer does not give Landlord written notice of renewal for additional successive periods of twelve (12) months at least sixty (60) days prior to the expiration date. Landlord is authorized to draw on the Letter of Credit from time to time in the event that (i) Landlord advises the issuer of the Letter of Credit that there is an Event of Default by Tenant under this Lease, or (ii) the issuer gives Landlord notice that the Letter of Credit will be terminated or will expire prior to the initial term of fifteen (15) months, or (iii) the issuer does not give Landlord a written notice of renewal of the term of the Letter of Credit as required by the preceding sentence. In the event Landlord shall draw on the Letter of Credit in the circumstances described in clause (i) of this paragraph, Landlord shall be permitted to draw an amount necessary in Landlord's good faith estimation to fully cure any such Event of Default, including any damage, injury, expense or liability caused or projected to be caused by such Event of Default, and Tenant shall, on demand from Landlord, increase the Letter of Credit up to its full original amount. In the event Landlord shall draw on the Letter of Credit in the circumstances described in clause (ii) or (iii) of this paragraph, Landlord shall be permitted to draw the entire amount of the Letter of Credit. Landlord may draw on the Letter of Credit regardless of whether or not Tenant disputes that an Event of Default has occurred and regardless of any other disputes or claims between the parties. Landlord shall not be required to deliver any certifications or documentation of any kind to the issuer in order to make a draw, other than Landlord's written demand certifying that an Event of Default has occurred. The issuer shall not be required to conduct any inquiry or investigation before paying Landlord the requested amount of the draw. Landlord may assign, transfer or pledge the Letter of Credit to any lender or purchaser in connection with any financing or sale of the Premises.

TENANT'S REMEDIES

  20.
  The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of the Landlord or other trustees, advisors, partners, directors, officers and shareholders of Landlord, and Tenant agrees to look solely to Landlord's interest in the Building (including net revenues generated by the Building) together with proceeds of sale, insurance proceeds, and any award or settlement in eminent domain for the recovery of any amount from Landlord, and shall not look to other assets of Landlord nor seek recourse against the assets of the Landlord or other trustees, advisors, partners, directors, officers and members of Landlord.

ASSIGNMENT AND SUBLETTING

  21.
  A. General. Tenant shall not assign this Lease or sublet the Premises or any part thereof without Landlord's prior written approval. If Tenant desires to assign this Lease, it must demonstrate that the potential assignee has adequate credit, demonstrate to the Landlord's satisfaction that the potential assignee's proposed use of the Premises is compatible with the

    Building and complies with all applicable Regulations. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice at least fifteen (15) days but not more than ninety (90) days prior to the date Tenant desires the assignment or sublease to be effective. At that time, Tenant shall submit in writing to Landlord (i) the name of the proposed subtenant or assignee; (ii) the nature of the proposed subtenant's or assignee's business to be carried on in the Premises together with a detailed description of the proposed subtenant's or assignee's business experience and duration of the current enterprise; (iii) the terms and provisions of the proposed sublease or assignments and the proposed effective date thereof; and (iv) such financial information as Landlord may request concerning the proposed subtenant or assignee. The submission pursuant to clause (v) shall include a copy of any agreement, escrow instructions or other document which contains or memorializes the terms and provisions of the transaction for which Landlord's consent is required. Landlord's consent to a proposed assignment or sublet shall not be unreasonably withheld. Without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord's consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold landlord's consent in the following instances: (i) the use of the Premises by such proposed assignee or subtenant would not be a permitted use; (ii) the proposed assignee or subtenant is not of sound financial condition, as reasonably determined by Landlord after receipt of the proposed assignee's financial statements in form satisfactory to Landlord; (iii) the proposed assignee or subtenant is a governmental agency; (iv) the proposed assignee or subtenant does not have a good reputation as a tenant of property; (v) the proposed assignee or subtenant is a person with whom Landlord is negotiating to lease space in the Building; (vi) the assignment or subletting would entail any alterations which would lessen the value of the leasehold improvements in the Premises; or (vii) if Tenant is in Default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three (3) or more occasions during any twelve (12) months preceding the date that Tenant shall request consent. Failure by Landlord to approve a proposed assignee or subtenant shall not cause a termination of this Lease. Notwithstanding anything to the contrary in this Paragraph 21, Tenant shall have the right to assign the Premises to any entity without first obtaining consent of Landlord resulting from a merger or consolidation with Tenant, a public offering and sale of some or all of Tenant's stock, a transfer of shares of Tenant's stock on the public stock exchange, or a transfer of the Lease in connection with the sale of all or substantially all of Tenant's assets; provided that: (a) Tenant shall not be in Default of any of its obligations under this Lease and shall not have previously defaulted under this Lease on three (3) or more occasions during any twelve (12) month period preceding the date of such transaction, (b) Tenant shall give Landlord at least thirty (30) days prior written notice of any such proposed transaction, and (c) the entity which results from the merger, consolidation or other transaction of Tenant shall have a net equity of at least Ten Million and no/100th Dollars ($10,000,000.00) which has been demonstrated in appropriate documentation delivered to Landlord prior to the occurrence of such transaction. Tenant shall reimburse Landlord, on demand, for all reasonable costs and expenses incurred by Landlord in connection with any proposed assignment or subleasing by Tenant, including reasonable attorney's fees, as established by Landlord from time to time, in connection with Landlord's review and consideration of any such request for Landlord's consent.

    B. Termination. At any time within fifteen (15) days after Landlord's receipt of the last information specified in subsection 21A, above, Landlord may by written notice to Tenant elect (i) to disapprove of such assignment or sublease; (ii) to approve such sublease or assignment; or (iii) to terminate this lease as to the portion (including all) of the Premises so proposed to be subleased or assigned. Should Landlord so elect to terminate this Lease, all of the obligations of the of the parties thereunder shall terminate on the later of sixty (60) days following Landlord's notice to Tenant of its election hereunder or the effective date of the proposed assignment or subletting sought by the Tenant but in no event later than one hundred twenty (120) days following the date of Landlord's election hereunder. At the time of termination all obligations of both parties hereunder shall terminate as to obligations thereafter accruing except as otherwise expressly provided in this Lease. Landlord shall have the option to recapture the Premises only if the sublease or assignment, together with any previous subleases or assignments, covers 40% or more of the Premises or is for a period of three (3) or more years.

    C. Bonus Rent. Any Rent or other consideration realized by Tenant under any approved sublease or assignment in excess of the Rent payable hereunder, after deducting on an amortized basis Tenant's actual payment of a reasonable brokerage commission, reasonable attorneys' fees related to the subletting, and reasonable costs of Tenant's improvements to the subleased or assigned premises for the subtenant's use, shall be divided and paid, fifty percent (50%) to Tenant, and fifty percent (50%) to Landlord.

    D. Corporation. If Tenant is a corporation, a transfer of corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), so as to result in a change in the present control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purposes of this Lease.

    E. Partnership. If Tenant is a partnership, joint venture or other incorporated business form, a transfer of the interest of persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for all purposes of this Lease.

    F. Liability. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

    G. Options. Tenant must be in possession of the entire Premises in order to exercise its options to expand, and/or expend under this Lease.

AUTHORITY OF PARTIES

  22.
  Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord's obligations hereunder. Tenant represents and warrants that it has full right and authority to enter into this Lease and to perform all of Tenant's obligations hereunder.

CONDEMNATION

  23.
  A. Condemnation Resulting in Termination. If the whole or any substantial part of the Premises and/or the Building should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

    B. Condemnation Not Resulting in Termination. If a portion of the Premises are to be taken or condemned for any public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Paragraph 23.A above, this Lease shall not terminate, but the Rent payable hereunder during the unexpired portion of the Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances.

    C. Award. Landlord shall be entitled to any and all payment, income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded Tenant for loss of business, Tenant's personal property, moving costs or loss of goodwill, shall be and remain the property of Tenant and Tenant shall have the right to make any claim for the value of its interest in the Property, including, without limitation, the unamortized value of Tenant Improvements paid for by Tenant, as set forth in Exhibit B-2, including those items set forth in Exhibit B-3.

CASUALTY DAMAGE

  24.
  A. General. If the Premises or the Building should be damaged or destroyed by fire, tornado, earthquake or other casualty, Tenant shall give immediate written notice thereof to Landlord. Within thirty (30) days after Landlord's receipt of such notice, Landlord shall notify Tenant whether in Landlord's reasonable opinion such repairs can reasonably be made either: (1) within (90) days; (2) in more than (90) days but in less than one hundred eighty (180) days; or (3) in more than one hundred eighty (180) days from the date of such notice. Landlord's determination shall be binding on Tenant.

    B. Less than 90 Days. If the Premises or the Building should be damaged by fire, tornado, earthquake or other casualty but only to such extent that rebuilding or repairs can in Landlord's estimation be reasonably completed within ninety (90) days after the date of such damage, this Lease shall not terminate, and provided that insurance proceeds are available to fully repair the damage, Landlord shall proceed to rebuild and repair the Premises in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, Fixtures, additions and other leasehold improvements which may have been placed in, on or about the Premises. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent the Premises are unfit for occupancy.

    C. Greater than 90 Days. If the Premises or the Building should be damaged by fire, tornado, earthquake or other casualty but only to such extent that rebuilding or repairs can in Landlord's estimation be reasonably completed in more than ninety (90) days but in less than one hundred eighty (180) days, then Landlord shall have the option of either: (1) terminating the Lease effective upon the date of the occurrence of such damage, in which event the Rent shall be abated during the unexpired portion of the Lease; or (2) electing to rebuild or repair the Premises to substantially the condition in which they existed prior to such damage, provided that insurance proceeds are available, to fully repair the damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, Fixtures, additions and other improvements which may have been placed in, on or about the Premises. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent the Premises are unfit for occupancy. In the event that

    Landlord should fail to complete such repairs and rebuilding within one hundred eighty days (180) days after the date upon which Landlord is notified by Tenant of such damage, such period of time to be extended for delays caused by the fault or neglect of Tenant or because of acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, or delays of the contractors or subcontractors or any other causes or contingencies beyond the reasonable control of Landlord, Tenant may at Tenant's option within ten (10) days after the expiration of such one hundred eighty (180) day period (as such may be extended), terminate this Lease by delivering written notice of termination to Landlord as Tenant's exclusive remedy, whereupon all rights hereunder shall cease and terminate thirty (30) days after Landlord's receipt of such termination notice.

    D. Greater than 180 Days. If the Premises or the Building should be so damaged by fire, tornado, earthquake or other casualty that rebuilding or repairs cannot in Landlord's reasonable estimation be completed within one hundred eighty (180) days after such damage, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

    E. Tenant's Fault. If the Premises or any other portion of the Building is damaged by fire or other casualty resulting from the fault, negligence, or breach of this Lease by Tenant or any of Tenant's Parties, Base Rent and Additional Rent shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds.

    F. Uninsured Casualty. Notwithstanding anything herein to the contrary, in the event that the Premises or the Building is damaged or destroyed and are not fully covered by the insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then in either case Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Landlord that said damage or destruction is not fully covered by insurance or such requirement is made by any such holder, as the case may be, whereupon all rights and obligations hereunder shall cease and terminate.

    G. Waiver. Except as otherwise provided in this Paragraph 24, Tenant hereby waives the provisions of Sections 1932(a), 1933(4), 1941 and 1942 of the Civil Code of California.

HOLDING OVER

  25.
  If Tenant shall retain possession of the Premises or any portion thereof without Landlord's consent following the expiration of the Lease or sooner termination for any reason, then Tenant shall pay to Landlord for each day of such retention one hundred and fifty percent (150%) of the amount of the daily rental as of the last month prior to the date of expiration or termination. Tenant shall also indemnify, defend, protect and hold Landlord harmless from any loss, liability or cost, including reasonable attorneys' fees, resulting from delay by Tenant in surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease, and nothing contained in this Paragraph 25 shall waive Landlord's right of reentry or any other right, Unless Landlord consents in writing to Tenant's holding over, Tenant shall be only a Tenant at sufferance, whether or not Landlord accepts any Rent from Tenant while Tenant is holding over without Landlord's written consent. Additionally, in the event that upon termination of the Lease,

    Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant's sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this Paragraph 25 shall apply.

DEFAULT

  26.
  A. Events of Default. The occurrence of any of the following shall constitute an event of default ("Event of Default" or "Default") on the part of Tenant:

      (1) Abandonment. Abandonment of the Premises for a continuous period in excess of thirty (30) business days will not be an Event of Default so long as Tenant timely performs all other monetary and non-monetary obligations under this Lease and keeps the Premises locked and secured. Tenant waives any right to notice Tenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Paragraph 26.A being deemed such notice to Tenant as required by said Section 1951.3.

      (2) Nonpayment of Rent. Failure to pay any installment of Rent or any other amount due and payable hereunder within five (5) days following the date when said payment is due.

      (3) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subparagraphs (1) and (2) of this Paragraph 26.A, such failure continuing for fifteen (15) days after written notice of such failure. In the event Tenant has commenced to cure the failure of performance within the fifteen (15) day period, but has not completed the cure despite diligent attempts to do so, Tenant shall have an additional period not to exceed thirty (30) additional days after such fifteen (15) day period to complete such cure so long as Tenant continues to diligently pursue the cure to completion during such additional thirty (30) day period.

      (4) General Assignment. A general assignment by Tenant for the benefit of creditors.

      (5) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all Defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease.

      (6) Receivership. The employment of a receiver to take possession of substantially all of Tenant's assets or the Premises, if such appointment remains undismissed or undischarged for a period of sixty (60) days after the order therefor.

      (7) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of sixty (60) days after the levy thereof.

      (8) Delays. Any delay in the construction of Landlord's Work caused by Tenant or Tenant's Work as provided in Exhibit B.

    B. Remedies Upon Default.

      (1) Termination. In the event of the occurrence of any Event of Default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant's right to possession shall terminate, and this Lease shall terminate unless on or before such date all arrears of rental and all other sums payable by Tenant under this Lease and all reasonable costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other Events of Default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant's Default or of such termination.

      (2) Continuation After Default. Even though an Event of Default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under Paragraph 26.B(1) hereof, and Landlord may enforce all of Landlord's rights and remedies under this Lease, including without limitation, the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord under Section 1951.4 of the Civil Code of the State of California or any successor code section. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord's interest under this Lease shall not constitute an election to terminate Tenant's right to possession.

    C. Damages After Default. Should Landlord terminate this Lease pursuant to the provisions of Paragraph 26.B(l) hereof, Landlord shall have the rights and remedies of a Landlord provided by Section 1951.2 of the Civil Code of the State of California, or successor code sections. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The "worth at the time of award" of the amounts referred to in (1) and (2), above shall be computed at the lesser of the "prime rate," as announced from time to time by Wells Fargo, N.A. (San Francisco) plus five (5) percentage points, or the maximum interest rate allowed by law ("Applicable Interest Rate"). The "worth at the time of award" of the amount referred to in (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%). If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an Event of Default, Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable.

    D. Late Charge. If any installment of Rent is not received by the Landlord from the Tenant by the Fifth (5th) day of each calendar month, such amount shall bear interest at the Applicable Interest Rate from the date on which said payment shall be due until the date on which Landlord shall receive said payment. In addition, Tenant shall pay Landlord a late charge equal to six percent (6%) of the delinquency, to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord's damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. This provision shall not relieve Tenant of Tenant's obligation to pay Rent at the time and in the manner herein specified.

    E. Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein.

LIENS

  27.
  Tenant shall keep the Premises free from liens arising out of or related to work performed, materials or supplies furnished or obligations incurred by Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises or the Building. In the event that Tenant shall not, within ten (10) business days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Building and any other party having an interest therein, from mechanics' and materialmen's liens, and Tenant shall give Landlord not less than five (5) business days prior written notice of the commencement of any work in the Premises or the Building which could lawfully give rise to a claim for mechanics' or materialmen's liens.

TRANSFERS BY LANDLORD

  28.
  In the event of a sale or conveyance by Landlord of the Building or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant; to the extent required to be performed after the passing of title to Landlord's successor-in-interest. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of "Landlord" to be performed after the passing of title to Landlord's successor-in-interest, This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Landlord's successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform all of the obligations of "Landlord", to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Building.

RIGHT OF LANDLORD TO PERFORM TENANT'S COVENANTS

  29.
  All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Base Rent and Basic Operating

    Cost, required to be paid by Tenant hereunder or shall fail to per-form any other act on Tenant's part to be performed hereunder, and such failure shall continue for five (5) days after notice thereof by Landlord, Landlord may, but shall not be obligated to do so, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such act on Tenant's part to be made or performed. All sums, so paid by Landlord and all necessary incidental costs together with interest thereon at the Applicable Interest Rate from the date of such payment by Landlord shall be payable to Landlord on demand, and Tenant covenants to pay such sums, and Landlord shall have, in addition to any other right or remedy of Landlord, the same right and remedies in the event of the non-payment thereof by Tenant as in the case of Default by Tenant in the payment of Base Rent and Basic Operating Cost.

WAIVER

  30.
  If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord's knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

NOTICE

  31.
  Each provision of this Lease or of any applicable governmental laws,; ordinances, regulations and other requirements with reference to sending, mailing or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be complied with when and if the following steps are taken:

      A. Rent. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address set forth in the Basic Lease Information, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

      B. Other. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, sent by facsimile, or mailed, certified or registered, postage prepaid, and addressed to the party to be notified at the address for such party as specified in the Basic Lease Information and, in the case of Tenant, at the Premises or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Notices shall be deemed served upon receipt or refusal to accept delivery. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Premises at the time.

ATTORNEYS' FEES

  32.
  In the event that Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord's reasonable attorneys' fees and court costs. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys' fees, to be fixed by the court, and said costs and attorneys' fees shall be a part of the judgment in said action.

SUCCESSORS AND ASSIGNS

  33.
  This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment is approved by Landlord hereunder, Tenant's assigns.

FORCE MAJEURE

  34.
  In the event that Landlord shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, governmental requirements (including mandated changes in the plans and specifications of Landlord's Work resulting from changes in pertinent governmental requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency acts or omissions of others, including Tenant, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, Landlord (individually and collectively, "Force Majeure"), then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligations shall be extended for the period equivalent to the period of such delay

BROKERAGE COMMISSION

  35.
  Landlord shall pay a brokerage commission to Broker in accordance with a separate agreement between Landlord and Broker. Tenant warrants to Landlord that Tenant's sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord and Broker, and that no other broker or finder can properly claim a right to a commission or a finder's fee based upon contacts between the claimant and Tenant with respect to Landlord or the Premises. Tenant shall indemnify, defend by counsel acceptable to Landlord, protect and hold Landlord harmless from and against any loss, cost or expense, including, but not limited to, attorneys' fees and costs, resulting from any claim for a fee or commission by any broker or finder in connection with the Premises and this Lease other than Broker.

MISCELLANEOUS

  36.
  A. General. The terms "Tenant and/or Landlord" or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.

    B. Time. Time is of the essence regarding this Lease and all of its provisions.

    C. Choice of Law. This Lease shall in all respects be governed by the laws of the State of California.

    D. Entire Agreement. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits.

    E. Modification. This Lease may not be modified except by a written instrument signed by the parties hereto.

    F. Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

    G. Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

    H. Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.

    I. Accord and Satisfaction. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue other remedies.

    J. Easements. Landlord may grant easements on the real property upon which the Building is located and dedicate for public use portions of said real property without Tenant's consent; provided that no such grant or dedication shall substantially interfere with Tenant's use of the Premises. Upon Landlord's demand, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant's covenants hereunder.

    K. Drafting and Determination Presumption. The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required in this Lease or requested of Landlord, Landlord's consent, determination or estimation shall be made in Landlord's good faith opinion, whether objectively reasonable or unreasonable.

    L. Exhibits. Exhibits A through G attached hereto are hereby incorporated herein by this reference.

    M. No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

    N. No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

    O. Waiver of Jury Trial. IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this Paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this Paragraph and or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

    P. Covenant of Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant has the right to occupy and enjoy the Premises during the Term of this Lease in peace and without disturbance from Landlord or any other party subject to Landlord's supervision or control.

ADDITIONAL PROVISIONS

  37.
  A. Anti-Discrimination. There shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, religion, sex, marital status, national origin, or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall the Landlord or Tenant or any person claiming under or through the Landlord or Tenant, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, sublessees, subtenants, or venders in the Premises.

    B. Additional Space. Provided that Tenant is not in Default and there is no act or omission of Tenant that would become a Default with the passage of time or the giving of notice, Tenant shall be required to lease any portion of the Building (excepting retail space) not currently occupied by Tenant which becomes available for rent on the same terms and conditions as specified for other lease space provided herein. Landlord shall provide Tenant with a five (5) day written notice when Landlord determines at Landlord's sole discretion that any portion of the Building (excepting retail space) not occupied by Tenant will become available for lease. Landlord agrees to furnish Tenant with an Interior Improvement allowance of Twenty-Five dollars and no/100 ($ 25.00) per square foot for improvement of the additional rental space as part of the Building Improvements. This allowance shall be considered the Landlord's total monetary contribution with respect to the Interior Improvements, which allowance shall be used for the payment of the direct cost of constructing the Interior Improvements described in Paragraph 37B. Tenant shall diligently pursue improvement of space and rent shall commence the earlier of Tenant occupancy or 60 days after Landlord makes space available for Tenant use.

    C. Notice to Lender of Default. In the event that a notice of default ("Notice of Default") is served on Landlord, Tenant shall provide a copy of such Notice of Default to all lenders of whom Tenant has been notified for whose benefit a Deed of Trust then encumbers the Project (a "Beneficiary").

    D. Lender's Time to Cure. In the event that Landlord is served with a Notice of Default and Landlord fails to cure such default within the time provided in this Lease, Beneficiary shall have an additional thirty (30) days within which to cure the default, commencing with its receipt of the Notice of Default, or if such default cannot be cured within that time, then such additional time as may be necessary to effect such cure if within such thirty (30) days the Beneficiary has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure).

    E. Sublease or Assignment of Tenant's Existing Rental Premises. Tenant shall immediately market the existing PayPal Rental Premises ("Rental Premises") located at 1840 Embarcadero Road, Palo Alto, California for sublease or assignment. The Rental Premises shall be marketed for highest rent and best use of the Premises. In the event a sublease or assignment is entered into between Tenant and a third party, and the rent for said premises is in excess of $3.00 NNN per square foot (the "Sublease or Assignment Base Rent"), Landlord shall be entitled to fifty percent (50%) of all rent in excess of the Sublease Base Rent (the "Landlord Share"), up to a maximum amount totaling twenty-five cents $.25 per rentable square foot at 303 Bryant Street for the entire term of the sublease or assignment after first deducting on an amortized basis Tenant's actual payment of a reasonable brokerage commission, reasonable attorney fee related to the subletting, and reasonable costs of Tenant's improvements for the subleased or assigned premises for the subtenant's use. By way of example: if the Rental Premises are leased for $4.00 NNN per square foot (net of subleasing or assignment costs) the Landlord shall be entitled to payment for the square foot area of the of sublease or assignment multiplied by fifty cents ($ .50) per square (fifty percent of the one dollar $1.00 amount in excess of the Sublease or Assignment Base Rent). The maximum amount of money "Landlord Share" shall not exceed $12,553.00 per month ($.25 multiplied by 50,210 square feet) if the rentable space at 303 Bryant Street is 50,210 square feet, Tenant shall deliver the Landlord's Share to Landlord within three days after receipt of payment by subtenant or Assignee during the term of the sublease or assignment. Landlord will only receive payment after the Subtenant or Assignee has paid rent.

    F. ECO Pass Program. Tenant shall comply (pay for and participate in) with City of Mountain ECO Pass Program. Each employee shall be offered a VTA Bus, CalTrans and Lightrail pass to encourage mass transit participation. Landlord will monitor program participation and keep records for City of Mountain of View.

    IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

"Landlord"
BRYANT STREET ASSOCIATES, LLC, a California limited liability company
By:	/s/ WILLIAM NEWELL
Its:	Co-managing Partner
By:	/s/ DON CUNNINGHAM
Its:	Co-managing Partner
"Tenant"
PayPal, INC., a Delaware corporation
By:	/s/ PETER THIEL
Its:	Chairman/CEO
By:	/s/ SALVATORE T. GIAMBACO
Its:	Vice President, Administration

EXHIBIT A-1

LEGAL DESCRIPTION OF PROPERTY

    Real property in the City of Mountain View, County of Santa Clara, State of California:

    Parcel 1, as shown on that certain Parcel Map which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on April 16, 1979 in Book 439 of Maps at page(s) 29.

EXHIBIT A-2

PREMISES

    The Premises shall include all work as generally described below:

    Shell Improvements: The term "Shell Improvements" shall include Core Improvements and shall mean the following which are to be constructed by Landlord's Contractor, Vance Brown, Inc. in accordance with the plans and specifications and as generally described hereto (i) the shell of a three story office building containing approximately 56,000 square feet (approximately 50,000 square feet are for the use of tenant), consisting of the building and garage foundation; the exterior walls (including the architectural skin of the building); floor slab for the first, second and third story; load bearing walls; roof system including mansard roof; the roof membrane; thermal insulation at the roof level and at exterior walls as required by code; standard width interior stairways; two electric 5 story elevators (including cab finishes); toilet cores on each floor level; exterior doors and exterior door hardware; 2,400 amp main building electrical service at 277/480 volts (approximately 1,300 amps 277/480v of main building electrical service for use by tenant); transformer; HVAC equipment and main trunk; Fire Sprinkler bulk main and branch line grid with up heads (and drop heads for all core improvements); Fire Sprinkler monitoring panel; and (ii) a 91 parking stall, two level below grade parking garage (for exclusive use by tenant); concrete paving and City sidewalks, curbs and gutters, irrigation system and landscaping; utility lines into building for storm sewer; sanitary sewer; fire sprinkler; water; electrical.

    Interior Improvements: The term "Interior Improvements" shall mean all improvements to be constructed by Landlord's Contractor, Vance Brown, Inc., or an independent contractor hired by Tenant (pursuant to terms set forth herein) in compliance with all applicable codes and regulations. In the event the bid of the independent contractor is less that quote from the existing architect and Vance Brown, Inc., by ten percent (10%) or more, Tenant may use the independent contractor unless the existing architect and Vance Brown, Inc., agree to meet the bid of the independent contractor, and paid for by the tenant as hereinafter set forth, and/or not included in the Shell Improvements set forth in the Paragraph above e.g., by way of example interior improvements shall include, but not be limited to, the fire sprinkler system drop heads; interior drop ceilings; interior plumbing; distribution of HVAC extensions beyond main HVAC shaft; HVAC pneumatic or DDC controls; electrical distribution from the main electrical room; emergency generator and UPS system; carpeting; vinyl floor covering; interior painting; window coverings; interior walls and movable floor to ceiling partitioning; interior doors and door hardware; security systems; data and telephone distribution beyond main riser, acoustic insulation; signage of any type beyond code required; Contractor's fees; Architect's fees; Engineer's fees; Builder's Risk insurance premiums as related to the Interior Improvements; and any Building Permit fees.

EXHIBIT B-1

BUILDING CONSTRUCTION

    1.  LANDLORD'S WORK

      1.1 Landlord's work ("Landlord's Work") shall be defined as the construction of the Building shell more particularly described in Exhibit C and Building Core Improvements as defined below, including soft costs associated with Landlord's Work. Such soft costs shall include, but are not limited to architecture, engineering, consultants, shell building permits and impact fees, utility fees, loan fees, construction interest, transaction fees, and development fees. The scope of the shell construction shall include: the Building shell, roof, all exterior windows and doors, fire sprinklers at the roof line, utilities and services to the Building's exterior, the parking lot, exterior common areas, and landscaping. The scope of the Building Core Improvements shall include: lobbies, restrooms, janitorial room, elevator, elevator equipment room, roof screen and stair assemblies.

      1.2 Landlord's Work shall be completed through Landlord's general contractor, Vance Brown, Inc., in compliance with all applicable codes and regulations,

      1.3 Landlord, at Landlord's sole cost and expense, shall pay for all costs involved in Landlord's Work described in Paragraph 1.1.

      1.4 Changes requested by Tenant to the Building shell and/or Core Improvements shall be at Tenant's sole cost and expense.

    2.  INTERIOR IMPROVEMENTS

      2.1 Landlord's contractor or an independent contractor (see 2.2 below) shall construct all Interior Improvements. Tenant shall be responsible for and pay one hundred per cent (100%) of the Interior Improvement Costs relating to the Interior Improvements in excess of those costs that are paid for with the Landlord's Interior Improvement allowance as set forth herein. The scope of Interior Improvements shall include, but not be limited to, the fire sprinkler system drop heads, interior drop ceilings, interior plumbing, distribution of HVAC extensions beyond the trunk line distribution, HVAC pneumatic controls, electrical distribution from the main electrical room, carpeting, vinyl floor covering, interior painting, window coverings, interior walls and movable floor to ceiling partitioning, interior doors and door hardware, security systems, data and telephone distribution beyond main riser, sound insulation, and signage of any type beyond code required. Interior Improvements shall also include, but not be limited to, architecture, engineering, consultants, interior building permits and impact fees and utility fees.

      2.2 The Interior Improvements shall be completed through Landlord's general contractor, Vance Brown, Inc., or an independent contractor hired by Tenant (pursuant to terms set forth herein) in compliance with all applicable codes and regulations. In the event the bid of the independent contractor is less that quote from the existing architect and Vance Brown, Inc., by ten percent (10%) or more, Tenant may use the independent contractor unless the existing architect and Vance Brown, Inc., agree to meet the bid of the independent contractor.

      2.3 The Interior Improvements shall be generally based on the Interior Improvement Specifications attached hereto as Exhibit B-2.

      2.4 Unless the Lease has been terminated pursuant to Paragraph 26 of the Lease, upon the termination or expiration of the Lease, as such term may be extended, Tenant shall have the right to remove items listed in Exhibit B-3 which have been installed and paid for by Tenant, Tenant shall repair any damage to the Premises resulting from such removal, patch and repair the walls, floor and ceiling and return the Premises in clean condition.

    3.  COMPLETION DATES

      3.1 Landlord shall notify Tenant in advance of the approximate date on which Landlord's Work and the Interior Improvements will be substantially completed and will notify Tenant when

  Landlord's Work and the Interior Improvements are in fact substantially competed ("Substantial Completion"). If any dispute shall arise as to whether the Premises are substantially completed and ready for Tenant's occupancy, a certificate furnished by an independent architect mutually agreed to by Landlord and Tenant certifying the date of Substantial Completion shall be conclusive.

      3.2 Except as otherwise provided in the Lease, failure of Landlord to deliver possession of the Premises within the time and in the condition provided for in the Lease will not give rise to any claim for damages by Tenant against Landlord or Landlord's general contractor. If Landlord fails to deliver the Premises in the condition as provided for under this Lease, Landlord shall promptly correct any such deficiencies, excluding any immaterial deficiencies, which do not prevent Tenant from using the Premises for their intended use. If Landlord fails to correct such deficiencies within a reasonable time, Tenant may pursue its legal remedies against Landlord.

EXHIBIT B-2

INTERIOR BUILDING STANDARDS

1.	Glass and Glazing
	a)	10'-0" tall exterior glass doors (medium style)
	b)	Sidelight width minimum 2'-0" × 10'-0"
2.	Painting
	a)	Three coat system; Class "A" finish
3.	Metal Studs and Gypsum Wallboard
	a)	3 5/8" minimum width metal studs.
	b)	Stud spacing @ 16" on center.
	c)	All interior walls abutting exterior glass shall terminate at a window mullion.
	d)	All exposed gypsum wall or concrete shall have a level IV finish.
	e)	Lobby gypsum wallboard shall have a level V finish.
	f)	All walls shall be designed to be installed under the ceiling grid (10"-0" tall) whenever possible.
	g)	USG Ultrawall (Country Weave) with bone white aluminum trim is an acceptable alternative to gypsum wallboard.
	h)	All exposed columns shall be wrapped in drywall.
4.	Acoustic Ceilings
	a)	Ceilings shall be installed at + 10'-0" high above finish floor (minimum).
	b)	The ceiling grid shall be continuous throughout.
	c)	Ceiling grid shall be 15/16" wide exposed fire rated with 2' × 4' nd Look II ceiling tiles.
	d)	All wall angle shall be caulked with matching color caulking.
5.	Floor Coverings and Base
	a)	Carpet shall be 30 ounce cut pile (minimum) direct glue down with or without carpet pad or 28 oz loop (minimum) direct glue down with or without carpet pad.
	b)	VCT shall be 1/8" gauge Armstrong Standard Exelon.
	c)	Sheetvinyl shall be Armstrong Corlon with welded seams and cove base.
	d)	All visible entries into stairwells and exit passageways shall have floor coverings.
6.	Lobby (Bryant Street)
	a)	Stone 3/4" thick, mortar set
7.	Doors, Frames and Door Hardware
	a)	All doors to be full height, solid core, 3'-0" × 10'-0", 1 3/4" thick, 20-minute fire rated, and plastic laminate.
	b)	Door hardware to Schlage "D" series, brushed chrome.
	c)	Transom doors shall be used when transitioning from higher to lower ceiling heights.
	d)	Doors shall have 4, ball bearing, butts per door leaf.
	e)	Door frames be aluminum.
	f)	Hold-open doors shall be constructed into flush door pockets.
8.	Window Coverings
	a)	Horizontal mini blinds, 1" wide, aluminum, recess mounted.
9.	Casework
	a)	Class "A" millwork, European hinges; flush mounted doors; plastic laminate.
10.	Overhead Fire Sprinklers
	a)	Semi-recessed chrome or white down heads.
	b)	All piping is to be concealed.
	c)	All ceiling heads shall be aligned in straight rows.

	d)	All ceiling heads shall be located centerline of ceiling tiles in 2'-0" direction and 1'-0" in 4'-0" direction.
11.	Electrical
	a)	Finelite indirect lighting or equal throughout office spaces.
	b)	Electrical panels to be located out of public lobbies and corridors.
	c)	No surface mounted conduits except in utility rooms.
	d)	All electrical outlets are to be labeled with their circuit/panelboard location.
	e)	All furniture partitions shall be powered through tel/data flush mounted floor monuments (no power poles).
Miscellaneous
Fire Extinguisher Cabinets
	a)	Cabinets shall be semi-recessed, pre-fabricated units, paint to match.

EXHIBIT B-3

MOVEABLE EQUIPMENT AND TRADE FIXTURES

    Moveable Equipment & Trade Fixtures includes:

EXHIBIT B-4.

PERFORMANCE SCHEDULE

	Due Date	Responsible Party	Comments
A	8/13/01	Landlord	Deliver Shell Construction Drawings to PayPal for review and comment.
B	8/22/01	Tenant
Deliver to Landlord (for incorporation into Shell Drawings) any Tenant Improvement work that may have impact on shell construction. TI work may have minimal impact on Shell construction so that Landlord (on behalf of Tenant) can move quickly into completion of TI drawings.
C	8/27/01	Landlord	Deliver to Tenant revised shell drawings showing incorporation of all Tenant related work having impact on shell construction.
D	8/29/01	Tenant	Approve Shell Definitive Plans (or notify Landlord of specific objections).
E	8/31/01	Landlord	Deliver to Tenant Final Shell Plans for one last review and comment.
F	9/4/01	Tenant	Deliver to Landlord approved Final Shell Plans.
G	9/5/01	Landlord	Submit Final Shell Plans with T.I. Revisions to the Building Department for Permit approval if necessary, otherwise incorporate all new work with T.I. Drawings.
Tenant Improvement Plans
H	9/13/01	Tenant	Complete the Preliminary Interior Improvement Plans for review and comment.
I	9/14/01	Landlord	Approve Preliminary Interior Improvement Plans.
J	9/27/01	Tenant	Deliver to Landlord Final Interior Improvement plans for review and comment.
K	9/28/01	Landlord	Approve Final Interior Improvement plans.
L	10/1/01	Tenant	Submit Interior Plans for Plan Check and Building Permit. Plan check could take in excess of 30 days. Landlord to commence TI as soon as is reasonably possible.
M	11/1/01	Tenant	Receive Tenant Improvement Permit.
N	1/1/02	Landlord	Substantial Completion of Improvements (8 weeks).

EXHIBIT C

LANDLORD'S SCOPE OF WORK

GENERAL DESCRIPTION—SHELL, CORE AND GARAGE

  Construction of a five (5) level office/retail/parking structure to be constructed on .43 acre site at 303 Bryant Street, Mountain View, CA. The building will be comprised of a 91 stall two level parking garage and a three-story office/retail building. The office space is approximately 50,000 square feet. The retail space is 5,900 square feet. The building will be constructed of structural steel, precast concrete with a glass storefront and a slate mansard roof.

BUILDING and SITEWORK

  •
  Sitework: (1) Utility services from the street to the building; (2) City trees; (3) City sidewalks, curbs and gutters; (4) Paving at Wild Cherry Lane.

  •
  Two level below grade concrete parking garage that will include 91 parking stalls. The parking garage will be handicap accept acceptable for cars and vans on the first below grade level. Pedestrian access and exit from the parking garage will be from two stairwells as well as two electric elevators.

  •
  Three level above grade building consisting of office and retail space. The building structure will consist of a structural steel framework, metal deck and concrete floor slabs, steel pan and concrete stairways, precast sandblasted concrete and a glass storefront set in aluminum frames.

  •
  Thermal insulation—R30 fiberglass batt stick-pinned to the underside of the roof and R19 fiberglass batt stick-pinned or wired at exterior walls.

  •
  Roofing—flat roof will receive a 4-ply Class A built up membrane roofing (or equal); mansard roof will consist of a metal stud framed mansard roof with a slate tile roof.

  •
  Garage: Ceiling—exposed structure with fire proofing; drive aisle lighting; exit lighting; Walls—painted white; Floor—striped for parking stalls (handicap and standard stalls). Parking levels will be provided with built out elevator lobbies and stairwells including exterior wall painting to match the garage walls; concrete wrapped steel columns at parking stalls.

  •
  Building Interior:

  •
  Toilet Rooms: Floors—thin set tile; Ceilings—smooth finish painted gypsum wallboard; Walls smooth finish painted gypsum wallboard on interior, sanded and ready for paint on exterior; Lavatory Countertops—stone or Corian; Fixtures—underslung lavatories; flushomatic toilets and urinals; Toilet Partitions—ceiling mounted plastic laminate or painted metal; Toilet Accessories -satin stainless steel; Doors—1 3/4" solid core full height doors set in aluminum frames, Schlage "D" series hardware.

  •
  Janitor's Rooms: Floors—vinyl tile; Ceilings -exposed to structure above; Walls—painted gypsum wallboard on interior including FRP at wet walls, sanded and ready for paint on exterior; Fixtures—floor mounted slop sink with goose neck faucet; Doors—11 3/4" solid core full height door set in aluminum frame, Schlage "D" series hardware.

  •
  Interior Stairs: Floors—concrete pan filled; Ceilings—suspended acoustical 2x4 with lay-in light fixtures, sanded gypsum wallboard ready for paint at underside of stair landings; Walls—sanded gypsum wallboard ready for paint on interior, fire taped gypsum wallboard on exterior; Fixtures—Doors—1 3/4" solid core (metal or wood to meet fire rating requirements) full height door set in aluminum frame, Schlage "D" series hardware; Handrails—round steel 1 1/2" prime painted only.

  •
  Elevator Cabs: Floor—material to match lobby floor finish; Walls—plastic laminate standoff panels; Ceiling—6 halogen downlights set in stainless steel #4 panels; Doors—stainless steel

      # 4 finish; Handrails—1 1/2" round or rectangular stainless steel #4; Base and Reveals—stainless steel #4.

    •
    Elevator Equipment Room: Penthouse located on roof; exposed walls; concrete floor; weathertight.

    •
    Core area walls facing tenant improvement areas: Walls—taped and sanded smooth ready for paint (painting of walls is part of tenant improvement work).

    •
    Mechanical HVAC Shafts: Walls—taped and sanded smooth ready for paint (painting of walls is part of tenant improvement work).

    •
    Interior Face of Exterior Walls: Exposed walls, studs and finish of interior side of exterior walls by tenant.

    •
    Structural Steel Columns: Columns—exposed steel or fireproofing.

    •
    Building Lobby—all finishes by tenant. Note that a stone floor will be required at the main lobby entrance,

PLUMBING

  •
  Toilet cores including showers, sinks, floor drains, toilets and urinals.

  •
  Roof drains, underslab sanitary sewer line; main water service into building; backflow preventer; makeup water and gas line for rooftop mounted HVAC units.

ELECTRICAL

  •
  Underground telephone and main electrical feeder to switch gear; two (2) 1,200 amp 277/480 underground vaults; cable TV underground duct into main electrical room.

  •
  Building and arcade lighting; 2,400 amp main electrical switchboard (two (.2) 1,200 amp UGPS); 3 meter sections; 2 each 225 amp 277/480volt panels.

  •
  Core lighting and power including HVAC units; toilet cores; garage lighting and exhaust; elevators; stairwell lighting.

FIRE PROTECTION

  •
  Riser into building and bulk main, branch lines—Ordinary Hazard (.2 over the most remote 3000 sf) with up and down heads as required for core, shell and garage improvements; flow and tamper switches; floor control valves.

HVAC

  •
  Two (2) 75 ton VAV rooftop mounted AC units with variable speed drives (Trane SXHF075C); one (1) three ton wall mounted AC unit for elevator machine room; one (1) 1,500 MBH outdoor boiler and dual pumps with hot water riser; two (2) toilet room and electrical room exhaust fans; three (3) 20,000 cfm garage exhaust fans; two (2) 5,000 cfm transfer fans for garage ventilation; twelve (12) fire/smoke dampers; roof ducts and main riser inside HVAC main plenum shaft; EMS controller for equipment start/stop and hot water controls; time clock for garage fan control; start-up, hydronic testing and balancing.

SITEWORK

  •
  City sidewalks curbs and gutters; arcade walkway; utility services into the building; street trees; street lighting.

EXHIBIT D

TENANT ESTOPPEL CERTIFICATE

TO:	Bryant Street Associates, LLC 3197 Park Boulevard Palo Alto, California 94306

THIS IS TO CERTIFY:

    1.  That the undersigned is the Tenant under that certain Lease dated            , and, if applicable, amended on            , by and between             ("Landlord"), and the undersigned ("Tenant") covering those certain premises located as shown on the drawing made part of the Lease (the "Premises").

    2.  That said Lease is in full force and effect and, except as noted in Paragraph 1. above, has not been modified, changed, altered or amended in any respect, and is the only lease or agreement between the Tenant and the Landlord affecting the Premises.

    3.  To the best of Tenant's knowledge, the information set forth below is true and correct:

  (a)
  Square footage of the Premises:

  (b)
  Annual rent as of the Commencement of Lease: $

  (c)
  Current annual rent (if different than at commencement): $

  (d)
  Commencement date of Lease:

  (e)
  Lease termination date:

  (f)
  Rent paid to and including:

  (g)
  Security deposit: $

  (h)
  Prepaid rent for and in amount of: $

  i)
  Free rent period:            to

  j)
  Amount of current monthly escrow payment obligations with respect to taxes, insurance, and Common Area Maintenance charges under the Lease:

    Taxes: $
    Insurance: $
    Common Area Maintenance Charges: $

  (k)
  Dates through which Tenant has paid monthly escrow payments and Common Area Maintenance charges:

    Escrow Payment for Taxes:
    Escrow Payment for Insurance:
    Common Area Maintenance Charges:

    4.  Delete if Tenant has not occupied the Premises: Tenant now occupies the Premises, accepts the Premises in their current condition subject only to those punch list items listed in Exhibit A, if any, and is not aware of any defect in the Premises except as described in Exhibit A, if any.

    5.  Delete if Tenant has occupied the Premises: Tenant does not occupy the Premises. The status of the plans and specifications for and the construction of Tenant Improvements is described in Exhibit A. Tenant is familiar with the Tenant Improvement work done to date and is not aware of any defect in such work, except as described in Exhibit A.

    6.  No rent has been paid in the current month other than as disclosed in Paragraph 3. No free rent or other concessions, benefits, or inducements other than as specified in the Lease have been granted to Tenant or undertaken by the Landlord.

    7.  Tenant has not been granted any renewal, expansion, purchase options or any rights of first refusal, except as disclosed in writing in the Lease.

    8.  Neither Tenant nor to the best of Tenant's knowledge, Landlord is in breach of the Lease and there has not occurred any event, act, omission or condition which by notice or lapse of time or both or otherwise, will result in any breach by Tenant or to the best of Tenant's knowledge, by Landlord. As of the date hereof and except as set forth in the Lease, the undersigned is entitled to no credit, offset or deduction in rent. Tenant knows of no liabilities or obligations of Landlord which have accrued but are unsatisfied under the Lease as of the date of this Certificate.

    9.  To the best of Tenant's knowledge, there are no actions, whether voluntary of otherwise, pending against the undersigned under the bankruptcy laws or other laws for the relief of debtors of the United States or any state thereof.

    10. With the exception of this Lease and except as otherwise disclosed in writing to Landlord, neither the Tenant nor any affiliate of the Tenant is a tenant under a lease or any other tenancy arrangement (i) with (a)       ; (b)       ; (c)       ; or (ii) involving any property in which the entities named in clauses (      ),(      ) or (      ) are known by the Tenant to have an ownership interest.

    DATED this            day of            20      .

TENANT:
PayPal, Inc., a Delaware corporation
By:
Name:
Its:

(Tenant to attach Exhibit A to Tenant Estoppel Certificate, List of Defects, if necessary.)

EXHIBIT E

RULES AND REGULATIONS FOR TENANTS CONTRACTOR(S)

1.
Tenant's contractor will be responsible for making arrangements with Landlord as to time for the use of Building and equipment such as elevators and loading areas. The delivery of materials, equipment and supplies to the Building or Premises must be coordinated with Landlord at least two (2) business days prior to delivery. The Building debris box is not to be used for waste produced by Tenant's contractor.

2.
Tenant's contractor shall not interfere with the Landlord's contractor and sub-trades in any way and will cooperate fully with same.

3.
All Tenant's contractor's waste and debris must be removed from the Premises and Building regularly and promptly. All combustible waste and debris must be stored in a covered, fire-proof container prior to removal.

4.
Tenant's contractor and sub-trades shall take all precautions to ensure the security and the site condition of the Premises and Building in which the work is being performed, including their own tools, equipment and materials, and are responsible for any damage caused by employees and sub-trades to any part of the Building or Premises.

5.
Tenant's contractor shall remove and properly replace underfloor duct access covers as required for Tenant's trades and services. Any damage to underfloor duct access coverings shall be repaired or replaced by Tenant's contractor to the satisfaction of Landlord.

6.
Tenant's contractor must provide their own fire protection equipment, have same on premises at all times and conform to any requirements of Landlord or Landlord's contractor regarding fire protection.

7.
Tenant's contractor shall carry out all work in compliance with all Federal, State, County and City Building Codes and applicable Acts, Ordinances and Statutes.

8.
Tenant's contractor shall provide all their own protective devices and coverings, so as to protect the Building finishes provided by Landlord in the Building.

9.
No attachments to or use of window frames and mullions, ceiling systems, glass, ceiling frame or Building frame, will be permitted without the expressed written consent of Landlord.

10.
All Tenants' contractors, employees and trades must be confined to the area in which work is being performed.

11.
Tenant or Tenant's contractor shall carry builder's risk insurance with limits of not less than the amount requested by Landlord, insurance covering loss or damage to the work during the course of construction; worker's compensation/employer's liability insurance covering all employees of contractor and subcontractor. All such policies shall name Landlord and Tenant as additional insureds. A certificate of insurance must be provided to Landlord prior to commencement of work.

12.
Any construction, alteration, maintenance, repair, replacement, removal or decoration undertaken by Tenant's contractor shall be carried out in a good, workmanlike, and prompt manner, shall comply with applicable statutes, laws, ordinances, regulations, rules, orders and requirements of the authorities having jurisdiction thereof, and shall be subject to supervision by Landlord or its employees, agents, or contractors. All construction shall be performed in a timely manner without delays or interruptions.

13.
Tenant's contractors shall not use excessive quantities of electricity or water and shall not shut off any water, electricity, sprinkler systems or other services without first obtaining Landlord's express authorization.

14.
Where PayPal performs construction or has work performed by separate contractors on the project site premises, to the fullest extent permitted by law, PayPal shall indemnify and hold harmless

  Vance Brown, Inc. and their agents or subcontractors from and against all claims, damages, losses and expenses, including but not limited to attorney's fees, arising out of or resulting from performance of such construction or Work; provided that such claim, damage, loss or expense is attributable to the bodily injury, sickness, disease or death, injury to or destruction of tangible property (other than to the Work itself, or defective workmanship and/or materials including loss of use therefrom, but only to the extent caused in whole or part by negligent acts or omissions of PayPal, its separate contractors or anyone for whose acts PayPal may be liable. The indemnification obligation under this paragraph shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for PayPal or PayPal's contractors under works or workman's compensation acts, benefit disability acts or other employee benefit acts.

INSURANCE AGREEMENT

Where PayPal has work performed by separate contractors on the site premises, PayPal shall require all such vendors/subcontractors to carry and maintain with insurance companies having "A.M. Bests" rating "A- (VII)" or better, the insurance coverage indicated below as a minimum requirement:

Type of Coverage	Limits of Liability
Worker's Compensation*	Statutory per State of California
Employer's Liability	$2,000,000
Commercial General Liability**	$2,000,000
"Occurrence Form Broad Form Contractual Liability"
Automobile Liability	$2,000,000
*
PayPal and its contractors shall furnish an Endorsement waiving rights of subrogation against Vance Brown, Inc. and their insurers only with respect to such material work.

**
Building Owner and its contractors/vendors shall have their insurance agency furnish the above certificate with Vance Brown, Inc., their subsidiaries, officers, directors, and employees' entities affiliated with Vance Brown, Inc. named as additional insured.

EXHIBIT F

DISCLOSED HAZARDOUS MATERIALS LIST

EXHIBIT G

ESTIMATED FIRST YEAR BASIC OPERATING COST

August 15, 2001

303 Bryant Street
Mountain View, CA

Building Common Area Expenses	Annual Cost	PayPal 89.61%
Cost for:
Softscape/Hardscape	$2,500.00	$2,240.25
Building Janitorial	by tenant
Building Common Area Maintenance Costs	$1.500.00	$1,344.15
Building Fire Alarm Monitoring	$2,000.00	$1,792.20
Annual FS Inspection/Elev	$1,500.00	$1,344.15
Annual Elevator Maintenance	$12,000,00	$12,000.00
HVAC Equipment Service	$6,000,00	$6,000.00

		$24,720.75
Property Taxes
Awaiting Interpretation by Assessor	Building Tax	PayPal 89.61%
a) Construction Cost
b) Income w/cap rate
c) Appraisal
Allow $15,000,000 x.015	$225,000.00	$201,622.50
Management Fees at 3.0%	PayPal	Annual Mgmt Fee
Gross Rental Income	$2,560,710	$76,821.30
	Building	PayPal 89.61%
Building Insurance	$27,000.00	$24,194.70
Flood and Earthquake Insurance	$36,000.00	$32,259.60

		$56,454.30
	Total	$359,618.85
	Cost per SF per 1	$0.60
ECO Pass Program	Participate in City promoted/desired mass transit program
Cost may be approximately $100/participating employee/year Program is under study

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TABLE OF CONTENTS
LEASE
EXHIBIT A-1 LEGAL DESCRIPTION OF PROPERTY
EXHIBIT A-2 PREMISES
EXHIBIT B-1 BUILDING CONSTRUCTION
EXHIBIT B-2 INTERIOR BUILDING STANDARDS
EXHIBIT B-3 MOVEABLE EQUIPMENT AND TRADE FIXTURES
EXHIBIT B-4. PERFORMANCE SCHEDULE
EXHIBIT C LANDLORD'S SCOPE OF WORK
EXHIBIT D TENANT ESTOPPEL CERTIFICATE
EXHIBIT E RULES AND REGULATIONS FOR TENANTS CONTRACTOR(S)
INSURANCE AGREEMENT
EXHIBIT F DISCLOSED HAZARDOUS MATERIALS LIST
EXHIBIT G ESTIMATED FIRST YEAR BASIC OPERATING COST